EXHIBIT 99.2

Q3 2022 Speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Third Quarter 2022.

I’d like to speak first regarding our Company condition and our product lines along with what, in our opinion, might occur in the fourth quarter and in early 2023. Afterward, I will comment on our financials.

Covid virus: We are not experiencing problems due to the virus other than occasional mild cases in our employee ranks and shipping delays when Asian ports experience lockdowns.

NanoChem division: NCS represents the majority of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS has started food grade toll operations using the spray dryer we installed over the last several years.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, for certain food uses and as a water treatment chemical.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

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SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause N2 evaporation while N Savr 30™ is effective at reducing nitrogen loss through leaching.

Food products: Our IL plant is food grade inspected and we have received our FDA number. We have commercialized one food grade product based on polyaspartates that was developed fully in house. We have a pipeline of additional products in development that are either our ideas, toll production of outside ideas or a mixture where an outside idea is being optimized by our team. NCS will focus on food products equally with our other market verticals because we have determined that this is an area with large markets that we are skilled in servicing and where we can obtain good margins.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture. The opening of the economy after the pandemic has affected ENP sales into the home gardening market, especially home cannabis. We now expect 2022 sales to be similar to 2021. The programs we have put in place to invigorate growth at ENP will begin to take effect in 2023.

The Florida LLC investment: The LLC was not profitable in Q3. The Company is focused on international sales into multiple countries all of which face different issues and respond in varied ways. Revenue has been very strong all this year and we see this continuing in the last quarter and into 2023. However, the LLC is exposed to high costs of goods while experiencing difficulty passing all the costs to customers. As a result, margins are compressed and earnings may not reach historical levels unless raw material prices abate. Our sales to the LLC continue to grow and we are able to retain a positive margin.

Merger with Lygos did not proceed

On April 18th FSI and Lygos announced their intent to merge subject to shareholder approval. The merger was not completed by the end date of the agreement and did not close.

Strategic investment in Lygos: In December 2020, FSI invested $500,000 in Lygos in return for equity. We made a second investment of $500,000 in June 2021. Lygos is using the investment toward development of a microbial route to aspartic acid using sugar as a feedstock. FSI will be the major user of aspartic acid derived this way and believes that sustainable aspartic acid will allow us to obtain large new customers and develop valuable new products that both biodegrade and come from sustainable sources.

We remain optimistic that we can continue to work with Lygos in ways that do not involve merging. FSI is dedicated to the goal of sustainability while finding a route to the goal that is, profitable for us, for our suppliers and for the intellectual property developers.

Q4 2022 and early 2023

TPA, SUN 27™ and N Savr 30™ for agricultural use have an early buy season in Q4 followed by the strongest uptake in Q1 and Q2. Therefore, we expect to see moderate growth in Q4 and then strong growth in Q1 2023. Another valuable aspect of our FL LLC is that they have their strongest sales in second half while our American distribution is strongest in first half. This is very good for our inventory management.

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Oil, gas and industrial sales of TPA experienced increased sales in late Q4 21 and throughout 2022. This was driven by shortfalls of competing products and high oil prices. This appears to be true in Q4 also.

Tariffs: Since Sept 30th 2018, several of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates can take many years to arrive; we submitted our initial applications more than 4 years ago. The total dollar amount due back to us now exceeds $1 MM and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. The most recent information from the government is that we must reapply at a different office. This is the second time they have played this game. We are bringing our attorneys into the process now as it is obvious that we are not being treated fairly.

Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports are quicker than in Q1 and Q2 but still slow and prices per container remain elevated. Land transport inside the US is still taking longer than usual while pricing is dropping slowly. We are coping with shipping issues by ordering far ahead, however, some disruption is possible and some of the extra costs are being borne by us in order to retain customers.

Raw material prices have also increased substantially over the last 12 months. Passing price increases along to customers can take several months and result in temporarily constrained margins. Just as we finished raising customer prices related to raw materials increases in Q4 21 and Q1 22, new increases were imposed on us and we worked with our customers on pricing again all summer. The effects of this are obvious in our Q3 financials. We still expect revenue, operating cash flow and profit to grow strongly in 2023 but inflationary forces may keep us in a position where selling prices lag cost increases some of the time.

Highlights of the financial results:

We are pleased with the results for Q3. Year over year revenue and operating cash flow were up significantly. Profits were negatively affected by merger costs, product mix, shipping and raw material prices. We estimate that year over year growth in revenue, cash flow and profits will continue in Q4 and into 2023.

Sales for the quarter increased 27% to 11.69 million, compared with 9.21 million for Q3 2021.

Q3 Profits: The result is a profit of $1.10 million or 9 cents per share in 2022, flat compared to a gain of $1.16 million or 9 cents per share, in 2021.

Year to date profits: For the 9 months of 2022, profits were 35 cents per share up from 31 cents per share in the year earlier period. It is notable that 2021 contained a one-time positive PPP profit item while the 2022 period had a one-time negative item from merger costs.

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Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For Q1, Q2 and Q3 combined, it was $6.88 million or 56 cents per share up from $5.51 million or 45 cents per share in the 2021 period. If the one-time merger costs are added back, cash flow would be $7.23 million or 59 cents a share.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans. However, we have consolidated all our debt for ENP and NCS with Stock Yards Bank. This has resulted in increased lines of credit with lower interest rates and reduced interest rates on our term debt. At the same time, we bought all the units we did not already own in ENP Peru Investments LLC and guaranteed the mortgage held by the LLC. The LLC owns the 5 acres and 60,000’ building on the SW corner of our Peru IL factory. This action returns full ownership of the 20-acre parcel and 120,000’ of buildings to FSI with a mortgage at favorable terms.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday, Nov 16th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.

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